EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: FiberNet Telecom Group, Inc. Michael S. Liss President Chief Executive Officer (212) 405-6200 investor.relations@ftgx.com

FIBERNET REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

– Fourth Quarter of 2003 Revenues Increase 17.9% Over Comparable Period in 2002 –

NEW YORK – March 29, 2004 – FiberNet Telecom Group, Inc. (Nasdaq: FTGX), a leading provider of metropolitan connectivity, today announced its results for the fourth quarter and fiscal year ended December 31, 2003. Sequential revenue growth for the fourth quarter of 2003 was the highest it has been in the past eight quarters, and FiberNet has now produced increases in revenues in the last five consecutive quarters. The Company also generated $2.2 million in positive cash flow from operations for fiscal 2003.

Revenues for the fourth quarter of 2003 increased to $7.1 million, up 6.2% from $6.7 million for the third quarter of 2003 and up 17.9% from $6.0 million for the fourth quarter of 2002. FiberNet experienced even greater revenue growth in its core product offerings of transport and colocation services. For the fourth quarter of 2003, revenues from transport and colocation services (excluding revenues from access management services) grew by 7.6% over the third quarter of 2003 and by 22.2% over the fourth quarter of the prior year.

Transport services remain the most significant component of FiberNet’s revenues, accounting for 70.5% of the total revenues generated in the fourth quarter of 2003. Colocation services and access management services represented 21.2% and 8.3% of revenues, respectively, for the fourth quarter.

For the full year 2003, revenues were $26.6 million, up 5.0% from $25.3 million in 2002. Core revenues from transport and colocation services grew by 10.9% over 2002. For the full year 2003, transport, colocation and access management services represented 68.0%, 22.5% and 9.5% of total revenues, respectively.

Michael S. Liss, President and Chief Executive Officer, stated, “While many companies in our industry are still reporting decreases in revenues, I am proud to announce another quarter of top-line growth for FiberNet. Our greatest growth in revenues has come from our largest product category, transport services. We continue to win new business by delivering core bandwidth in our metro markets, more than offsetting the pricing pressure and disconnections that impact the industry and our financial performance. We believe our ability to provide a broad range of connectivity options with extensive network reach, including SDH protocol services to international carriers and new metro Ethernet services, has strengthened our market position. We have also leveraged our customer relationships and network management expertise to develop our off-net Network Solutions business.”

“Our successful commitment to customer service can be attributed to the flexibility we provide in meeting our customers’ needs in the complex metro communications environment,” Mr. Liss added. “We added 19 new customers in the fourth quarter to total 152 at the end of 2003, up from 104 at the beginning of the year. We have been particularly successful in further developing the international segment of our customer base. New international customers during 2003 include Sprint Canada, China Telecommunications, EADS Multicom, Latin American Nautilus, Reliance Infocom, Royal KPN, Tele2 Communications, Telecom New Zealand and Telekom Malaysia.”

EBITDA (as defined) decreased from the third quarter of 2003 to the fourth quarter, primarily because of significant legal expenses of $623,000 incurred in connection with an arbitration proceeding in which FiberNet was the claimant. On March 10, 2004, the Company was notified that it prevailed in this arbitration and was awarded approximately $2.7 million, payment of which is pending.

EBITDA (as defined) for the fourth quarter of 2003 was $8,000. However excluding these arbitration-related legal expenses, EBITDA (as defined) for the fourth quarter of 2003 was $631,000. This compares to EBITDA (as defined) of $742,000 for the third quarter of 2003 and $466,000 for the fourth quarter of 2002.

For the full year 2003, EBITDA (as defined) was $2.1 million, or $2.9 million excluding the arbitration-related legal expenses. EBITDA (as defined) for 2002 was $2.4 million. However, the 2002 result included $0.7 million of non-recurring vendor concessions.

The Company presents this financial metric because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with the credit agreement. As of December 31, 2003, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

FiberNet generated positive cash flow from operations of $2.2 million for the full year 2003. Capital expenditures for the year were $2.4 million. As a result, cash flow from operations less capital expenditures, also known as free cash flow, was slightly negative by $140,000, which can also be attributed to non-recurring legal costs associated with the arbitration.

The net loss applicable to common stockholders for the fourth quarter of 2003 was $(12.5) million, or $(0.31) per share, compared to $(2.1) million, or $(0.05) per share, for the third quarter of 2003. The net loss applicable to common stockholders for the fourth quarter of 2002 was $(24.0) million, or $(1.33) per share. For the full year 2003, FiberNet’s net loss applicable to common stockholders was $(27.8) million, or $(0.75) per share, compared to $(37.4) million in 2002, or $(6.09) per share.

Cost of services for the fourth quarter of 2003 was $2.6 million, compared to $2.2 million for the third quarter of 2003 and $2.1 million for the fourth quarter of 2002. Cost of services for the full year 2003 was $8.8 million, compared to $7.5 million in 2002. These increases were due, in part, to higher license fees, as a greater proportion of the Company’s revenues were generated in facilities that require revenue sharing payments to the building owners. Increased off-net connectivity charges from the Company’s Network Solutions business also contributed to the increases.

Selling, general and administrative expenses for the fourth quarter of 2003 were $5.0 million, compared to $3.9 million in the third quarter of 2003, and $4.1 million in the fourth quarter of 2002. Selling, general and administrative expenses for the full year 2003 were $16.4 million, compared to $16.1 million in 2002. These increases were primarily due to the increased legal costs related to the arbitration. In the fourth quarter of 2003, the Company also recorded a non-recurring expense of $495,000 for the settlement of certain litigation matters, unrelated to the arbitration.

Capital expenditures for the fourth quarter of 2003 were $618,000, compared to $594,000 in the third quarter and $379,000 in the fourth quarter of last year. For the full year 2003, capital expenditures were $2.4 million, compared to $2.5 million recorded in 2002. The majority of the Company’s capital expenditures were once again for the implementation of customer specific orders. Capital expenditures for general network improvements accounted for 18.9% of the total in 2003. In 2004, FiberNet expects to invest $3.0 million to $4.0 million in capital expenditures, also primarily for customer order activity.

As of December 31, 2003, FiberNet had total assets of $99.6 million and total stockholders’ equity of $64.7 million. As of March 26, 2004, the Company had approximately 51.1 million shares of common stock outstanding, or 58.1 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 7.0 million outstanding options and warrants, 6.6 million are out-of-the-money as of March 26, 2004.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Monday, March 29, 2004, at 11:00 a.m. EST. To participate in the teleconference please call: 800-901-5218, and from outside the U.S. call 617-786-4511.

A replay of the teleconference will be available beginning March 29, 2004 at 1:00 p.m. EST through April 12, 2004. To listen to the replay by phone, call 888-286-8010 and enter pass code 33810320, and from outside the U.S. call 617-801-6888 and enter the pass code.

About FiberNet:

FiberNet Telecom Group, Inc. deploys, owns and operates fiber-optic networks designed to provide comprehensive broadband connectivity to other telecommunications service providers for their data, voice and video transmissions. The Company’s networks provide an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ networks. FiberNet’s primary business is to provide optical and electrical broadband circuits within and between carrier hotels, which are industrial buildings where service providers house their communications equipment to exchange and route communications traffic. The Company’s networks support multiple domestic and international transmission protocols including synchronous optical network, or SONET, synchronous digital hierarchy, or SDH, Ethernet, and Internet Protocol, or IP, and can deliver broadband connections with bandwidth ranging from 1.5 megabits per second to 10.0 gigabits per second, as well as optical wavelengths. FiberNet currently operates primarily in the two gateway markets of New York and Los Angeles, focusing its services in the local loop of major metropolitan areas. For more information on FiberNet, please visit the Company’s website at www.ftgx.com.

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Metric:

	Consolidated Financial Data (in thousands) (unaudited) Three Months Ended
	December 31, 2003		December 31, 2002	September 30, 2003
Calculation of EBITDA (as defined):
Net loss	$(12,497)		$(24,025)	$(2,112)
Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	133		31	89
Impairment of property, plant and equipment	1,544	(1)	12,490	—
Depreciation and amortization	2,238		2,551	2,223
Impairment of goodwill	7,509		—	—
Loss on early extinguishment of debt	—		7,859	—
Legal settlement expenses (included in selling, general, and administrative expenses)	495		628	—
Interest expense, net	586		932	542

EBITDA (as defined)	$8		$466	$742

	Consolidated Financial Data
	(in thousands)
	Year ended December 31,
	2003		2002
Calculation of EBITDA (as defined):
Net loss	$(27,775)		$(37,404)
Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	222		225
Impairment of property, plant and equipment	1,544	(1)	13,175
Impairment of goodwill	7,509		—
Depreciation and amortization	8,840		10,346
Loss on early extinguishment of debt	8,951		7,859
Legal settlement expenses (included in selling, general, and administrative expenses)	495		628
Interest expense, net	2,296		7,543

EBITDA (as defined)	$2,082		$2,372

(1)	Excludes recoveries from previously impaired property, plant and equipment.

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,		Three Months Ended December 31,
	(Audited)		(Unaudited)
	2003	2002	2003	2002
Revenues	$26,604	$25,334	$7,097	$6,019
Operating expenses:
Cost of services (exclusive of items shown separately below)	8,806	7,537	2,597	2,100
Selling, general and administrative expense excluding stock related expense	16,409	16,053	4,995	4,081
Stock related expense for selling, general, and administrative matters	222	225	133	31
Impairment of property, plant and equipment	1,346	13,175	1,536	12,490
Impairment of goodwill	7,509	—	7,509	—
Loss on early extinguishment of debt	8,951	7,859	—	7,859
Depreciation and amortization	8,840	10,346	2,238	2,551

Total operating expenses	52,083	55,195	19,008	29,112

Loss from operations	(25,479)	(29,861)	(11,911)	(23,093)
Interest expense, net	(2,296)	(7,543)	(586)	(932)

Net loss	(27,775)	(37,404)	(12,497)	(24,025)
Preferred stock dividends	—	(44)	—	—
Net loss applicable to common stockholders	$(27,775)	$(37,448)	$(12,497)	$(24,025)

Net loss applicable to common stockholders per share—basic and diluted	$(0.75)	$(6.09)	$(0.31)	$(1.33)
Weighted average common shares outstanding—basic and diluted	37,192	6,148	40,680	18,129

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$3,488	$3,788
Restricted cash	2,337	—
Accounts receivable, net of allowance of $721 and $1,005 at December 31, 2003 and 2002, respectively	3,785	2,765
Prepaid expenses and other	754	740

Total current assets	10,364	7,293
Property, plant and equipment, net	86,958	95,122
Other Assets:
Goodwill	—	7,509
Deferred charges, net of accumulated amortization of $1,402 and $1,405 at December 31, 2003 and 2002, respectively	2,035	3,383
Other assets	261	488

Total other assets	2,296	11,380

TOTAL ASSETS	$99,618	$113,795

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,598	$4,147
Accrued expenses	5,138	5,608
Deferred revenues	6,023	4,613
Notes payable—current portion	1,795	—
Capital lease obligation—current portion	—	271

Total current liabilities	16,554	14,639
Long-Term Liabilities:
Notes payable, less original issue discount of $2,308 and $4,880 at December 31, 2003 and 2002, respectively	18,330	30,356
Capital lease obligation	—	202

Total liabilities	34,884	45,197
Stockholders’ Equity:
Common stock, $.001 par value, 2,000,000,000 shares authorized and 40,540,334 and 26,405,482 shares issued and outstanding at December 31, 2003 and 2002, respectively	41	26
Additional paid-in-capital and other	429,991	401,298
Deferred compensation	(4,797)	—
Accumulated deficit	(360,501)	(332,726)

Total stockholders’ equity	64,734	68,598

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$99,618	$113,795

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2003	2002
Cash flows from operating activities:
Net loss applicable to common stockholders	$(27,775)	$(37,448)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,840	10,346
Preferred stock dividends	—	44
Stock related expense for selling, general and administrative matters	222	225
Impairment of property, plant and equipment	1,544	13,175
Impairment of goodwill	7,509	—
Loss on early extinguishments of debt, non-cash portion	8,951	5,641
Capitalized accrued interest on notes payable	663	5,421
Other non-cash expenses	977	3,636
Change in assets and liabilities:
(Increase) decrease in accounts receivable, prepaid expenses and other assets	(807)	(789)
Increase (decrease) in accounts payable, accrued expenses, and deferred revenue	2,124	(4,757)

Cash provided by (used in) operating activities	2,248	(4,506)
Cash flows from investing activities:
Capital expenditures	(2,388)	(2,453)
Increase in restricted cash	(2,337)	—

Cash used in investing activities	(4,725)	(2,453)
Cash flows from financing activities:
Payments of financing fees	(1,238)	(448)
Proceeds from debt financing	—	2,307
Proceeds from subordinated note payable	—	2,000
Proceeds from issuance of equity securities	3,500	3,800
Repayment of capital lease obligation	(85)	(250)

Cash provided from financing activities	2,177	7,409

Net (decrease) increase in cash and cash equivalents	(300)	450
Cash and cash equivalents at beginning of year	3,788	3,338

Cash and cash equivalents at end of year	$3,488	$3,788

Supplemental disclosures of cash flow information:
Interest paid	$563	$35
Non-cash financing activities:
Conversion of accrued interest into common stock	$—	$2,000
Conversion of accrued interest into notes payable	—	3,522
Conversion of notes payable into common stock	13,382	66,000
Conversion of subordinated note payable into common stock	—	2,080
Conversion of note payable—affiliate into common stock	—	450
Conversion of series H preferred stock into common stock	—	17,127
Conversion of series J preferred stock into common stock	—	1,363

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